FIRST AMENDMENT
TO DISTRIBUTION SERVICES AGREEMENT

This first amendment (the "Amendment") to the Distribution Services Agreement dated as of December 6, 2015 (the "Agreement”), by and between ABS Investment Management LLC (the “Adviser”), and Foreside Fund Services, LLC (“Foreside”), is entered into as of April 1, 2017 (the "Effective Date").

WHEREAS, Foreside and the Adviser (the “Parties”) desire to amend Exhibit B to the Agreement to reflect an updated compensation arrangement between the parties; and

WHEREAS, Section 11(b) of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2. Exhibit B to the Agreement is hereby deleted in its entirety and replaced by Exhibit B attached hereto to reflect an updated compensation arrangement between the parties.

3. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

ABS Investment Management LLC		Foreside Fund Services, LLC

By:	/s/ Laurence Russian	By:	/s/ Mark Fairbanks

Laurence Russian, Managing Director		Mark Fairbanks, Vice President

DISTRIBUTION SERVICES AGREEMENT

EXHIBIT B

Compensation

DISTRIBUTION SERVICES FEES

Organizational Fees	One Time
Setup fee	$5,000 (Waived)
Recurring Registered Trust Distribution Fees	Annual
Asset fee, based on total assets in the Fund, calculated and billed monthly (subject to an annual minimum fee of $15,000) (e.g. an annual minimum of $8,000 per Fund); subject to a maximum fee of $45,000 over the initial three-year period)*

Fee Reduction:
The minimum annual fee shall be reduced to $8,000 effective March 2017 through December 2018.
0.50 basis point

* The total amount of compensation to be paid to the Distributor and Selling Agents in connection with this offering including the reimbursement of out-of-pocket expenses set forth below, shall not exceed 2.5% of the total gross offering proceeds of the Fund.

OUT-OF-POCKET EXPENSES

Reasonable out-of-pocket expenses incurred by the Distributor in connection with the services provided pursuant to the Distribution Agreement. Such expenses may include, without limitation, regulatory filing fees; sale literature regulatory review fees; communications; postage and delivery fees; bank fees; reproduction and record retention fees; travel, lodging and meals.

Notes:

➢	Fees will be calculated and payable monthly.

The maximum expenses to be paid to Foreside by the Adviser over the initial three-year period of the offering shall be $15,000.

B-1